January 9, 1998

Triangle Bancorp, Inc.
c/o Mr. Michael S. Patterson
4300 Glenwood Avenue
Raleigh, North Carolina  27605


                 Re: Amended and Restated Agreement and Plan of
                     Reorganization and Merger by and among
                     Guaranty State Bancorp, Guaranty State Bank,
                     Triangle Bank, and Triangle Bancorp, Inc.

Dear Mr. Patterson:

Pursuant to your request and as required by Article VII, Section 7.01(f) of the Amended and Restated Agreement and Plan of Reorganization and Merger dated as of November 18, 1997, (the "Agreement") by and among Guaranty State Bancorp, Guaranty State Bank, Triangle Bank, and Triangle Bancorp, Inc., we are providing you our opinion of certain federal income tax consequences of the transaction described herein. Unless otherwise noted, all section references herein shall be to the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

Additionally, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Triangle Bancorp, Inc. relating to its shares of common stock to be issued to the shareholders of Guaranty State Bancorp.

                                      Facts

A.       Parties to the Proposed Transaction

                  1.       Triangle Bancorp, Inc. ("Bancorp")

                           Bancorp is a North Carolina business corporation with
                  its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina. Bancorp is authorized by its Articles of Incorporation to issue 20,000,000 shares of voting common stock, each of no par value ("Bancorp Stock"), of which there were 12,980,925 shares issued and outstanding as of December 31, 1997.



                  2.       Triangle Bank ("Triangle")

                           Triangle is a North Carolina banking corporation with
                  its principal office and place of business located at 4300 Glenwood Avenue, Raleigh, North Carolina and is a wholly-owned subsidiary of Bancorp. Triangle Bank is authorized by its Articles of Incorporation to issue 6,000,000 shares of voting common stock, each of $4.00 par value ("Triangle Stock"), of which there were 2,433,667 shares issued and outstanding as of December 31, 1997.

                  3.       Guaranty State Bancorp ("Holding Company")

                           Holding Company is a North Carolina business
                  corporation with its principal office and place of business located at 302 W. Main Street, Durham, North Carolina. Holding Company is authorized by its Articles of Incorporation to issue 5,000,000 shares of common stock ("Holding Company Stock"), of which there were 892,978 shares issued and outstanding as of December 31, 1997.

                  4.       Guaranty State Bank ("Guaranty")

                           Guaranty is a North Carolina banking corporation with
                  its principal office and place of business located at 302 W. Main Street, Durham, North Carolina and is a wholly-owned subsidiary of Holding Company. Guaranty is authorized by its Articles of Incorporation to issue 9,500,000 shares of voting common stock, each of $1.00 par value ("Guaranty Stock"), of which there were 571,475 shares issued and outstanding as of December 31, 1997.

                  5.       Shareholders of Holding Company ("Shareholders")

                           Holding Company is a publicly-owned company. There is
                  not an active established public trading market for Holding Company's common stock, and all purchases and sales of such stock are made in privately negotiated transactions.


B.       Proposed Transaction Between the Parties

         Pursuant to the Agreement and in accordance with North Carolina merger law, Holding Company shall be merged with and into Bancorp (the "Merger") with Bancorp surviving the Merger. At this time, the corporate existence of Holding Company shall cease, while the corporate existence of Bancorp shall continue unaffected and unimpaired by the Merger. Simultaneously with or at any time after the Merger, Guaranty shall merge with and into Triangle with Triangle as the surviving corporation.

         Upon consummation of the Merger, Bancorp shall become and operate under the name "Triangle Bancorp, Inc." as the parent bank holding company of Triangle and will continue to conduct the business of a North Carolina banking corporation at the then legally established branches and main offices of Bancorp. The duration of the corporate existence of Bancorp, as the surviving corporation, shall be perpetual and unlimited.

         The Merger is expected to provide Bancorp with certain business advantages in comparison to Bancorp's current structure, including increased ability to expand the business and economies of scale.

         Pursuant to the Agreement, the Shareholders will receive (through a designated transfer agent) 1.41 shares of Bancorp Stock for each share of Holding Company Stock held immediately prior to the Effective Time (as defined below) of the Merger. In the event the exchange of shares results in the creation of fractional shares, Bancorp will deliver cash to the designated transfer agent in an amount equal to the aggregate Market Value (as defined in the Agreement) of all such fractional shares, which shall be remitted to the former Shareholders in lieu of their fractional shares in accordance with their respective interests. The consideration for fractional shares is solely for the purpose of avoiding the inconvenience and expense of Bancorp issuing fractional shares and does not represent separately bargained for consideration.

         Likewise, any warrants and options granted by Holding Company to purchase shares of Holding Company Stock will be converted into warrants and options to purchase the same number of shares of Bancorp Stock multiplied by the Exchange Ratio (as defined by the Agreement) on the same terms and conditions as currently in effect.

         The "Effective Time" of the Merger is defined in Article I, Section
         1.07 of the Agreement as the date and time when the Merger becomes effective as set forth in the Articles of Merger filed with the North Carolina Secretary of State in accordance with North Carolina law. The Articles of Merger will be filed once the Agreement has been approved by the required governmental and regulatory authorities.

                                     Opinion

In rendering our opinion, we have relied upon (i) the Agreement; (ii) the representations given by the parties, which are annexed hereto; and (iii) such other documents as we have deemed necessary or appropriate. We have assumed the genuiness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that the Agreement reflects all the material facts relating to Holding Company, Guaranty, Triangle, and Bancorp. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all such facts and representations. If any of the representations annexed hereto are incorrect in whole or in part, or if the terms of the

Mr. Michael Patterson      Page     January 9, 1998Agreement
are altered before consummation of the Acquisition, such inaccuracies or alterations may have a material effect upon our opinion expressed in this letter.

Based upon the foregoing, and taking into consideration the statements contained in the Section marked "Caveat" below, it is our opinion that:

1. The Merger will qualify as a reorganization under Sections 368(a)(1)(A) or, with respect to the merger of Guaranty with and into Triangle, within the meaning of Sections 368(a)(1)(A) or 368(a)(1)(D) of the Code;

2. Except with respect to any cash payments to Shareholders in lieu of fractional shares, no gain or loss will be recognized to Shareholders upon receipt of Bancorp Stock (including any fractional share interests to which they may be entitled) solely in exchange for shares of Holding Company Stock;

3. The aggregate federal income tax basis of the Bancorp Stock (including fractional share interests to which the Shareholders may be entitled) received by the Shareholders will be the same as the aggregate federal income tax basis of Holding Company Stock surrendered in exchange therefor;

4. The holding period of the Bancorp Stock received by Shareholders will include the period for which the exchanged Holding Company Stock was held, provided the exchanged Holding Company Stock was held as a capital asset by said Shareholders on the date of the exchange;

5. The payment of cash in lieu of fractional share interests of Bancorp Stock will be treated as if fractional shares were distributed as part of the Merger in payment of and in exchange for the Shareholders' Holding Company Stock and then redeemed by Bancorp for cash as provided for in Sections 302 or 301, depending on the attribution rules of
         Section 318. Assuming a shareholder's stock is a capital asset, a shareholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted basis in the fractional share interest; and

6. The receipt of cash by a dissenting shareholder in perfection of his or her dissenter's rights will be treated as received by that shareholder as a distribution in redemption of his or her Holding Company Stock subject to the provisions of Sections 302 or 301, depending on the attribution rules of Section 318.


                                     Caveat

The foregoing opinion addresses only the six items set forth herein and therefore, no tax opinion is hereby expressed regarding any other federal, state, local, or other tax issues or about any other matter not specifically mentioned herein.

No opinion is expressed regarding the tax consequences of the conversion of outstanding warrants and options to purchase common stock of the Holding Company into Bancorp warrants and options. Holders of Holding Company's outstanding warrants and options should consult their own tax advisors regarding the effect of the proposed Merger.

No opinion is expressed regarding any tax consequences affecting recapture of loan loss reserves and the related bad debt reserves for any of the parties to the Merger which may arise from the application of Section 585 of the Code.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, and the judicial and administrative interpretations thereof. There are no assurances that the conclusions reached herein will be accepted by the Internal Revenue Service or judicial authorities if challenged. Any legislative, regulatory, administrative, or judicial decisions subsequent to the date of this opinion may have an impact on the validity of our conclusions. Unless you specifically request otherwise, we will not update our opinion for changes to the law, regulations, or the judicial and administrative interpretations thereof.

This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied on for any other purpose (other than inclusion in the Registration Statement) and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent.


                                                  Very truly yours,